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                                                                   Exhibit 99.01

Thursday May 3, 4:01 pm Eastern Time

Press Release

SOURCE: FBR Asset Investment Corporation

FBR Asset Investment Corporation Planning Public Stock Offering

ARLINGTON, Va., May 3 /PRNewswire/ -- FBR Asset Investment Corporation (Amex: FB
- news) today announced that it plans to file a registration statement with the Securities and Exchange Commission relating to a proposed public offering of its common stock.

Net proceeds from the offering will be used to fund FBR Asset's expanding mezzanine loan program and other investment activity, as well as for working capital and general corporate purposes. FBR Asset also plans to enter into an arrangement with Friedman, Billings, Ramsey & Co., Inc., or one of its affiliates, to compensate FBR Asset for referrals of certain investment banking business to Friedman, Billings, Ramsey & Co., Inc.

FBR Asset expects to file a registration statement relating to these securities with the Securities and Exchange Commission during the second quarter of 2001. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. FBR Asset listed on the American Stock Exchange on September 29, 1999.

Certain information and statements set forth in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology including, but not limited to, "may," "will," "expect," "intend," "should," "anticipate," "estimate," "believe," "continue" or comparable terminology. The Company's actual results may differ materially from those contained in the forward- looking statements. Factors that could cause results to differ materially from those described in the forward-looking statements include: adverse conditions in the public capital markets generally or downward movements in the price of the Company's common stock that make a public offering impractical, volatility in interest rates or in the credit markets that adversely affect the Company's plans to expand its mezzanine loan program and other investment activities, and other risks described in the Company's recently filed annual report on Form 10-K for the year ended December 31, 2000, a copy of which can be obtained from the Securities and Exchange Commission.

Note to Editors: Please note that "FBR Asset Investment Corporation" and "Friedman, Billings, Ramsey Group, Inc." are two different companies. FBR Asset is a REIT, which is required, as a result of its tax status, to pay a dividend. FBR Asset (Amex: FB - news) is externally managed by Friedman, Billings, Ramsey Investment Management, Inc., a subsidiary of Friedman, Billings, Ramsey Group, Inc. Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR - news) is a publicly held company, which has historically never paid a dividend. Friedman, Billings, Ramsey Group, Inc. is a minority owner of FBR Asset. Thank you.